EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made effective as of November 4, 2002 (the "Effective Date") by Continental Global Group, Inc., a Delaware corporation (the "Employer"), and Robert Hale, an individual resident in Brookfield, Wisconsin (the "Executive").

                                    Recitals

         A. Employer is a holding company headquartered at 438 Industrial Dr., Winfield, Alabama 35594 (the "Headquarters"). Through its subsidiaries, Employer is primarily engaged in the worldwide manufacture and distribution of bulk material handling equipment, conveyors and replacement equipment, primarily for use in the mining industry (the "Business").

         B. The Executive has the knowledge and experience necessary to fulfill the duties and responsibilities of the position of President and Chief Executive Officer ("CEO") of Employer.

         C. The Executive will report directly to the Board of Directors of Employer and to the Chairman of the Board. The Presidents and General Managers of the Employer's subsidiaries in the United States, Australia, the United Kingdom, South Africa and elsewhere will report directly to the Executive.

         D. The Employer wishes to employ the Executive as President and CEO and the Executive wishes to be employed by the Employer in such capacity and according to the terms and conditions stated herein.

                                    Agreement

         The parties, in consideration of the mutual promises and covenants contained herein, hereby agree as follows:

1.1      DEFINITIONS

         For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

          "Agreement" -- this Employment Agreement, as amended from time to time.

         "Basic Compensation" -- consists of Salary and Phantom Stock as provided in 3(a) and 3(h).

         "Benefits" -- as defined in Section 3(b).

         "Board of Directors" -- the board of directors of the Employer.

         "Business" - as defined in the Recitals, paragraph A.

         "CEO" -- as defined in the Recitals, paragraph B.

         "Confidential Information" -- any and all:

         (a) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that may constitute a trade secret under applicable law;

      (b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials however documented); and

      (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

      "disability" -- as defined in Section 4.2.

      "Effective Date" -- the date stated in the first paragraph of the Agreement.

       "Employee Invention" -- any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive's employment with the Employer, that is based upon or uses Confidential Information.

       "Employer" --as defined in the preamble hereof.

       "Employment Period" -- the term of the Executive's employment under this Agreement beginning on the Effective Date and ending upon the occurrence of an event of termination as provided in Section 4.1.

       "Executive" -- as defined in the preamble hereof.

       "Fiscal Year" -- the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

       "for cause"-- as defined in Section 4.3.

       "for good reason" -- as defined in Section 4.4.

       "Initial Term" -as defined in Section 2.1.

       "Liquidity Event" -- means one of the following events: (A) a sale by the Employer of all or substantially all of its assets, or (B) any merger or sale of the outstanding shares of the Employer in any transaction which results any holder of the outstanding voting shares of the surviving entity immediately thereafter owning a greater portion of the voting securities of the surviving entity than do the holders who were holders of the Employer's voting shares immediately prior to such merger or sale.

       "Net Proceeds" -- as defined in Exhibit A.

       "person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

       "Phantom Stock" means phantom stock units awarded under the Employer's 2002 Phantom Stock Plan.

       "Post-Employment Period" -- as defined in Section 6.2.

       "Proprietary Items" -- as defined in Section 5.2(a)(iv).

       "Salary" -- as defined in Section 3(a).

       "Term" - as defined in Section 2.1.

2.       EMPLOYMENT TERM AND DUTIES

2.1      EMPLOYMENT TERM

Subject to the terms and conditions set forth in this Agreement, the Employer agrees to employ Executive, and Executive agrees to be employed by the Employer, for the three-year period commencing on the Effective Date. This Agreement shall have an initial term ending three years after the Effective Date (the "Initial Term"). Thereafter, this Agreement shall renew from year-to-year (the Initial Term and as so extended, the "Term"), unless Executive or the Employer gives written notice at least 30 days prior to the expiration of the Term.

2.2      DUTIES

The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors, and will serve as President and CEO of the Employer. The Executive shall maintain his principal office at the Headquarters. The Executive shall be required to travel outside that area to the extent reasonably necessary in the good faith judgment of the Board of Directors or the Chairman of the Board to advance the interests of the Business. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. If the Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director or officer without additional compensation.

3.       COMPENSATION

         (a) Salary. The Executive will be paid a base salary of $38,200 per month (the "Salary"). The Salary shall be payable in equal periodic installments according to the Employer's customary payroll practices and policies and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.

         (b) Retirement and Health Benefits. The Executive will, during the Employment Period, be permitted to participate in such defined contribution pension plan, and 401K, hospitalization, and major medical plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits"). Notwithstanding the foregoing, any waiting period applicable to the Employee shall be waived so that the Employee shall be eligible to participate and will be vested in benefits accruing under the Employer's defined contribution pension plan at the Effective Date. In addition, the Executive shall be credited with five years of service under the Employer's defined contribution pension plan because of his prior industry experience.

         (c) Bonuses. The Employer shall pay bonuses to Executive in the amount, and subject to the terms and conditions set forth in Schedule A attached hereto.
         ----------

         (d)      [intentionally left blank]

         (e) Life Insurance. During the Executive's employment, the Employee shall be eligible to participate in the Employer's term or group life insurance benefit plan and to the extent the Employee meets applicable underwriting criteria, at the expense of the Employer, shall have death benefit coverage of $1.0 million for which the Employee may designate a beneficiary.

         (f) Vacation. During his first full year of employment, the Executive shall be entitled to two weeks vacation in accordance with the Employer's then applicable vacation policy. Following his first year of employment, the Executive shall be entitled to four weeks of vacation in accordance with the Employer's then applicable vacation policy.

         (g) Relocation. The Employer shall pay reasonable relocation and moving expenses for your and your immediate family's personal and household goods. Prior to incurring any such expenses, you shall obtain three competitive bids for any relocation or moving services and submit such bids for approval by the Employer. From the Effective Date and until your residence in Milwaukee, Wisconsin is sold (but in no event for a period that exceeds 120 days), upon submission of appropriate receipts in accordance with the Employer's expense reimbursement policy, the Employer shall reimburse you for the reasonable costs of lawn care and snow removal for your present residence in Milwaukee, Wisconsin. Upon sale of such residence, the Employer shall reimburse the Executive for real estate commissions and customary closing costs actually incurred by the Executive. In addition, the Employer will reimburse your reasonable travel expenses, including airfare and lodging, for the cost of up to three round trips from Milwaukee, Wisconsin to Winfield, Alabama. The Executive shall permanently reside in the Winfield, Alabama area by no later than January 15, 2003.

         (h) Phantom Stock. On each annual anniversary of the Effective Date, the Executive shall be awarded 1.25 units of Phantom Stock that shall vest ratably throughout the following year. The Phantom Stock shall be awarded subject to the terms of the Employer's 2002 Phantom Stock Plan.

4.       TERMINATION

4.1      EVENTS OF TERMINATION

The Employment Period, the Executive's Basic Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 4):

      (a)         upon the death of the Executive;

      (b) upon the disability of the Executive (as defined in Section 4.2) immediately upon notice from either party to the other;

      (c) for cause (as defined in Section 4.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or

      (d) for good reason (as defined in Section 4.4) immediately upon notice from the Executive to the Employer or upon such later time as such notice may specify; or

      (e) upon not less than thirty (30) days' prior notice by either party to the other.

4.2      DEFINITION OF DISABILITY

For purposes of Section 4.1, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive's duties under this Agreement for 60 consecutive days, or 120 days during any twelve month period, as determined in accordance with this Section 4.2. The disability of the Executive will be determined by a medical doctor selected by the Employer upon fifteen days' advance written notice to the Executive. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 4.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this Section 4.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 4.2. If the Executive refuses to submit to examination by the medical doctor selected by the Employer within fifteen days of receipt by the Executive of written notice from the Employer, the Employer may terminate the Executive for cause pursuant to Section 4.1 and 4.3 hereof. The determination of the medical doctor selected under this Section 4.2 will be binding on both parties.

4.3      DEFINITION OF "FOR CAUSE"

For purposes of this Agreement, the phrase "for cause" means: (a) the Executive's material breach of this Agreement; (b) the Executive's failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is the punishment; or (f) the Executive's failure to obey a written directive of the Board of Directors or Chairman of the Board.

4.4      DEFINITION OF "FOR GOOD REASON"

For purposes of Section 4.1, the phrase "for good reason" means any of the following: (a) the Employer's material breach of this Agreement; (b) the relocation of the Headquarters outside the United State; or (c) the requirement by the Employer that the Executive be based anywhere other than the Employer's principal executive offices without the Executive's consent.

4.5      TERMINATION PAY

Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 4.5, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer. For purposes of this Section 4.5, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

      (a) Termination by the Executive for Good Reason. If the Executive terminates this Agreement for good reason, the Employer will pay the Executive the Executive's Basic Compensation and Benefits for the remainder of the Term. Notwithstanding the preceding sentence, if the Executive obtains other employment prior to the end of the six months following the month in which the termination is effective, he must promptly give notice thereof to the Employer, and the Basic Compensation and Benefits payments under this Agreement for any period after the Executive obtains other employment will be reduced by the amount of compensation received and to be received by the Executive from the Executive's other employment for services performed during such period.

      (b) Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Executive will be entitled to receive his Basic Compensation and Benefits only through the date such termination is effective.

      (c) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under Section 4.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of twelve consecutive months thereafter or the period until disability insurance benefits commence under any disability insurance coverage furnished by the Employer to the Executive.

      (d) Termination upon Death. If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive his Basic Compensation and Benefits through the end of the calendar month in which his death occurs.

      (e) Termination by Notice by the Executive. If this Agreement is terminated by Executive upon the provision of thirty (30) days' notice thereof in accordance with Section 4.2(e), the Executive will be entitled to receive his Basic Compensation and Benefits only through the date such termination is effective. In addition, in the event that the Executive terminates his employment (other than a termination of this Agreement for Good Reason in accordance with Section 4.2(a)), the Starting Bonus and any Phantom Stock granted to the Executive during or with respect to that year shall be pro-rated to the date of termination of the Executive's employment.

      (f) Termination by Notice by the Employer. If this Agreement is terminated by Employer upon the provision of thirty (30) days' notice thereof in accordance with Section 4.2(e), the Employer will pay the Executive his Basic Compensation and Benefits through the remainder of the Term; provided, however, if this Agreement is terminated by the Employer prior to the end of the Initial Term, the Executive shall be entitled to at least one year Basic Compensation and Benefits.

      (g) Benefits. The Executive's accrual of, or participation in plans providing for, the Benefits and all other benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Executive will not receive, as part of his termination pay pursuant to this
Section 4, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

 5.      NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

5.1      ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that: (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive will possesses substantial technical expertise and skill with respect to the Business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

5.2      AGREEMENTS OF THE EXECUTIVE

In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

      (a)         Confidentiality.

                  (i) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

                  (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under any applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                  (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

                  (iv) The Executive will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

      (b) Employee Inventions. Each Employee Invention will belong exclusively to the Employer. The Executive acknowledges that all of the Executive's writing, works of authorship, specially commissioned works and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, semiconductor mask protection or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

                  (i)      disclose to the Employer in writing any Employee
                           Invention;

                  (ii) assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Executive's right to the Employee Invention for the United States and all foreign jurisdictions;

                  (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

                  (iv) sign all other papers necessary to carry out the above obligations; and

                  (v) give testimony and render any other assistance but without expense to the Executive in support of the Employer's rights to any Employee Invention.

5.3      DISPUTES OR CONTROVERSIES

The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited, by them in writing.

6.       NON-COMPETITION AND NON-INTERFERENCE

6.1      ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer's business is international in scope and its products are or will be marketed throughout the world; (c) the Employer competes with other businesses that are or could be located in any part of the United States; and (d) the provisions of this Section 6 are reasonable and necessary to protect the Business.

6.2      COVENANTS OF THE EXECUTIVE

In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

      (a) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer any where in the world; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

      (b) whether for the Executive's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;

      (c) whether for the Executive's own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period and for three years thereafter, interfere with the Employer's relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

      (d) at any time during or after the Employment Period, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

For purposes of this Section 6.2, the term "Post-Employment Period" means the two-year period beginning on the date of termination of the Executive's employment with the Employer. If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive. The period of time applicable to any covenant in this Section 6.2 will be extended by the duration of any violation by the Executive of such covenant. The Executive will, while the covenant under this Section 6.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Executive's employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

7.       GENERAL PROVISIONS

7.1      INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 7 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 5 or 6, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

7.2      COVENANTS OF SECTIONS 5 AND 6 ARE ESSENTIAL AND
         INDEPENDENT COVENANTS

The covenants by the Executive in Sections 5 and 6 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. The Executive's covenants in Sections 5 and 6 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise will not excuse the Executive's breach of any covenant in Section 5 or 6. If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 5 and 6.

7.3      REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

7.4      OBLIGATIONS CONTINGENT ON PERFORMANCE

The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

7.5      WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.6      BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

7.7      NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:        Continental Global Group, Inc.
                           438 Industrial Dr.
                           Winfield, Alabama  35594
                           Attention:  Chairman of the Board

With a copy to:            Squire, Sanders & Dempsey L.L.P.
                           4900 Key Tower
                           127 Public Square
                           Cleveland, Ohio  44114
                           Attention: David A. Zagore

If to the Executive:       Robert Hale
                           19045 Glacier Parkway
                           Brookfield, Wisconsin  53045

This Agreement and any documents executed in connection herewith, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

7.8      ARBITRATION

This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without regard to principles of conflicts of laws. All disputes under this Agreement, except for claims for injunctive relief, shall be settled by arbitration in Birmingham, Alabama, before a single arbitrator pursuant to the Rules of Commercial Arbitration of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereover. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section
7.8. The arbitrator shall be selected by the joint agreement of the Executive and the Employer, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules of such Association from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom, each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared, provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto or the failure to make any payment due hereunder was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

7.9      SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

7.10     SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11     COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.12     WAIVER OF JURY TRIAL

THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date above first written above.

EMPLOYER:                                    EXECUTIVE:

CONTINENTAL GLOBAL GROUP, INC.


By:   /s/ Robert J. Tomsich                    /s/ Robert Hale
     -------------------------------        ---------------------------
      Robert J. Tomsich, Chairman              Robert Hale

                                    Exhibit A

                                     BONUSES

Starting Bonus - The Employer will pay to the Executive, on January 15, 2003, a starting bonus with respect to his first year of employment of $250,000.

Annual Bonuses - The Executive shall be entitled to the payment of an annual bonus of up to 30% of Basic Compensation upon the achievement of certain pre-tax profit targets established by the Board of Directors in connection with approval of the Employer's annual business plan. If earned by the Executive, such annual bonus shall be paid within 90 days of the date that the Employer's audited financial statements have been approved by the Board of Directors for the previous fiscal year; provided, however, the Executive shall not be entitled to any bonus payment unless the Executive is employed by the Employer at the time such bonus payment becomes due. If the Executive is terminated during any year in which an annual bonus would have become payable had the Executive remained employed with the Employer, the Executive shall be entitled to a pro-rated annual bonus based upon actual results through his date of termination as reasonably determined by the Board of Directors. The bonus due and payable to the Executive for any Fiscal Year shall be calculated in accordance with the table below:

                                                       Achievement of
                  Bonus Percentage                   Pre-Tax Profit Target

                        30%                                 100%
                         0%                                  75%

Notwithstanding the foregoing, if the percentage of target achieved is greater than 75%, but less than 100%, of the annual pre-tax profit target established by the Board of Directors, than the Executive's annual bonus shall be determined by on a pro-rata basis for each percentage point of pre-tax profit achieved that is greater than 75% of target. If the percentage of target achieved is greater than 100%, of the annual pre-tax profit target established by the Board of Directors, than the Executive's annual bonus percentage shall be 30% plus an additional 1% for each percentage point of pre-tax profit achieved that is greater than 100% of target. If a change in accounting practice results in a material increase or decrease of the Employer's pre-tax profit for any fiscal year, than the Board of Directors may determine in good faith whether any adjustment in the pre-tax profit goal and bonus calculation will be made. Pre-tax profit shall be determined in accordance with the Employer's annual audited financial statements without giving effect to any extraordinary transaction, such as a repurchase of securities or a sale or purchase of a business unit. The Board of Directors determination of any applicable bonus amount and of whether a pre-tax profit target has been achieved shall be final and binding upon the Executive.

Liquidity Event Bonus - If a Liquidity Event occurs during the Term and, in connection therewith all other obligations of the Employer and its subsidiaries are either assumed by the purchaser or satisfied from the proceeds of the Liquidity Event, then the Executive shall be entitled to a Liquidity Event Bonus of up to $1 million from the cash proceeds remaining after taxes (the "Net Proceeds") for distribution on account of the outstanding equity of Employer or to the former equity holders of Employer. If the cash Net Proceeds available to the shareholders of Employer as a result of a Liquidity Event exceed $20 million, then the Executive shall be entitled to an additional Liquidity Event Bonus equal to 10% of the amount by which the cash Net Proceeds available to such shareholders exceed $20 million. The Executive shall be entitled to a Liquidity Event Bonus only if he is employed directly by Employer at the time of consummation of the Liquidation Event. Nothing in this paragraph shall limit the right of the Employer or any shareholder to sell any portion of the assets or equity of the Employer or entitle the Executive to any bonus in the event of any such sale that does not constitute a Liquidation Event. Nothing in this paragraph or elsewhere in this Agreement shall create in the Executive an entitlement to employment with the Employer or otherwise create any relationship between the Executive and the Employer other than an employment-at-will employment relationship.